                                                                     EXHIBIT 4.3

                           CERTIFICATE OF DESIGNATIONS

                                     of the

                            SERIES C PREFERRED STOCK

                                       of

                              ENERGY PARTNERS, LTD.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         Energy Partners, Ltd., a Delaware corporation (the "COMPANY"), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted a resolution providing for the issuance of a new series of preferred stock designated as the Series C Preferred Stock, which resolution is as follows:

         RESOLVED, that a series of the Company's preferred stock, par value $1.00 per share, designated as the Series C Preferred Stock be and hereby is created and that the voting powers, designations, preferences, and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereof be as follows:

                            SERIES C PREFERRED STOCK

         SECTION 1. CERTAIN DEFINITIONS. The following terms shall have the following meanings:

         "COMMON STOCK" means the Company's common stock, no par value.

         "DEEMED ARREARAGE VALUE" of a share of Preferred Stock means (a) an amount in cash equal to either (i) the cash dividend or (ii) $100 multiplied by the number of whole or fractional Dividend Shares, as applicable, accrued at the Dividend Rate on such share during the partial Dividend Period ending on the date of conversion, the date fixed for redemption or the date of payment upon liquidation, as the case may be, and (b) if one or more dividends has accrued and has not been paid on such share, an amount in cash equal to $100 multiplied by the number of whole and fractional Dividend Shares that would have been issued as dividends on such share and on such Dividend Shares prior to the Trigger Date, together with the aggregate amount of cash dividends actually accrued and cash dividends that would have accrued after the Trigger Date on such Dividend Shares to the date of conversion, the date fixed for redemption or the date of payment upon liquidation, as the case may be.

         "DIVIDEND ACCRUAL DATE" has the meaning given such term in Section 3.1.

         "DIVIDEND PAYMENT DATE" has the meaning given such term in Section 3.1.

         "DIVIDEND PERIOD" has the meaning given such term in Section 3.1.

         "DIVIDEND RATE" means 10% per annum.

         "DIVIDEND SHARES" means fully paid and nonassessable shares, or fractions thereof, of Preferred Stock paid as dividends on Preferred Stock pursuant to Section 3.2(a) or paid as dividends on the Series A Preferred Stock.

         "JUNIOR STOCK" means the Common Stock and any and all classes or series of capital stock of the Company over which shares of Preferred Stock have a preference as to distribution of assets on any liquidation of the Company.

         "PARITY STOCK" means the Series A Preferred Stock and the Series B Preferred Stock and any and all other classes or series of capital stock of the Company ranking as to distribution of assets on any liquidation of the Company on parity with the Preferred Stock.

         "PREFERRED STOCK" has the meaning given such term in Section 2 hereof.

         "REPORT REVIEW DATE" means the later of March 31, 2002 or the date that is 30 days following the delivery date of the Reserve Report relating to the Company's reserves at December 31, 2001.

         "RESERVE REPORT" has the meaning given such term in the Stockholder Agreement.

         "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock of the Company established pursuant to resolution of the Board of Directors on the date hereof.

         "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock of the Company established pursuant to resolution of the Board of Directors on the date hereof.

         "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement, dated as of October 26, 1999, between the Company and Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P. as in effect on the date hereof.

         "STOCKHOLDER AGREEMENT" means that certain Stockholder Agreement dated as of November 17, 1999 among the Company and the stockholders of the Company, as amended from time to time.

         "TRIGGER DATE" means the Report Review Date, or, at the option of the holders of the Preferred Stock upon notice to the Company prior to the Report Review Date, December 31, 2002.

         SECTION 2. DESIGNATION, AMOUNT AND RANKING OF THE PREFERRED STOCK. The designation of the series of preferred stock created by this resolution shall be "Series C Preferred Stock" (the "PREFERRED STOCK"), and the number of shares constituting this series of Preferred Stock shall be 900,000. Shares of Preferred Stock shall have the stated value of $100 per share. The Preferred Stock shall in all respects rank senior in right and priority to the Junior Stock and equal in right and priority to the Parity Stock, with respect to the right to receive dividends or other distributions on liquidation, dissolution or winding up of the Company. The Board of Directors shall authorize additional shares of Preferred Stock to be available for issuance as dividends if the number of authorized shares of this series of Preferred Stock is insufficient to continue accruing or paying Dividend Shares.

         SECTION 3. DIVIDENDS; RESTRICTED PAYMENTS.

         3.1      DIVIDEND PAYMENT.

                  (a) PAYMENT DATES. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends payable in accordance with this Section 3. Dividends on the Preferred Stock shall be cumulative and shall accrue quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a "DIVIDEND ACCRUAL DATE") of each year (each three-month period (or such period from the date of original issue until December 31, 1999) expiring on a Dividend Accrual Date being referred to herein as a "DIVIDEND PERIOD"). Dividends on any shares of the Preferred Stock shall be cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from the date of issue of such shares of the Preferred Stock; provided, however, that dividends on Dividend Shares paid in accordance with Section 3.2 or paid as dividends on the Series A Preferred Stock shall be cumulative and shall accrue on and from the Dividend Accrual Date in the Dividend Period in which such dividend accrued or the date such dividend accrued on the Series A Preferred Stock, as the case may be, regardless of when such Dividend Shares were actually issued. Dividends payable on the Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of the ratio of the number of days in such partial period to the actual number of days in such full Dividend Period. The date that any dividend shall be paid pursuant to this Section 3.1 is referred to herein as a "DIVIDEND PAYMENT DATE."

                  (b) ARREARAGES. Additional dividends shall accrue with respect to any dividends (including dividends payable pursuant to this sentence) not paid by the Dividend Accrual Date on which such dividend accrues or in the manner provided in Section 3.2; such additional dividends shall accrue whether or not declared, at the Dividend Rate compounded quarterly, and shall be payable in the same manner and at such times as provided in Section 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

                  (c) FRACTIONAL SHARES. Each fractional share of Preferred Stock outstanding or accrued as a Dividend Share, shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section 3.1 hereof, and all dividends with respect to such fractional shares shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) and shall be payable in the same manner and at such times as provided for in Sections 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

         3.2      FORM OF PAYMENT.

                  (a) DIVIDEND SHARES. Any dividends accrued on the Preferred Stock prior to the first Dividend Accrual Date following the Trigger Date and at any time other than the period set forth in Section 3.2(b) shall when declared be payable by issuing Dividend Shares having an aggregate stated value equal to the Dividend Rate per share of Preferred Stock on the stated value of $100.

                  (b) CASH. Any dividends accrued on the Preferred Stock from and after the First Dividend Accrual Date following the Trigger Date until the first Dividend Accrual Date following the date that all shares of Series A Preferred Stock and Series B Preferred Stock have been converted into Common Stock shall when declared be payable in cash at the Dividend Rate per share of Preferred Stock on the stated value of $100.

         3.3 RECORD DATE. To the extent permitted by applicable law, the Board of Directors shall fix a record date for the determination of holders of the Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than 30 days prior to the applicable Dividend Payment Date.

         3.4      RESTRICTED PAYMENTS.

                  (a) No dividends shall be declared or paid or set apart for payment on the Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all dividend periods for the Series B Preferred Stock terminating on or prior to the date of payment of such dividends. No full dividends shall be declared or paid or set aside for payment on any Parity Stock (other than the Series B Preferred Stock) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and of any other series of Parity Stock (other than the Series B Preferred Stock), all dividends declared upon shares of Preferred Stock and of any other series of Parity Stock (other than the Series B Preferred Stock) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of Parity Stock (other than the Series B Preferred Stock) shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the

Preferred Stock and such other series of Parity Stock (other than the Series B Preferred Stock) bear to each other.

                  (b) Unless full cumulative dividends on the Preferred Stock have been paid prior to or on the date of the declaration of dividends on, or redemption of, Junior Stock, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock) by the Company.

         SECTION 4. REDEMPTION.

         4.1 MANDATORY REDEMPTION. On November 17, 2009, the Company shall redeem, to the extent it has legally available funds therefor, all shares of Preferred Stock then outstanding at a redemption price per share equal to $100 plus the Deemed Arrearage Value. The redemption price shall be paid in cash. At any time when the Company shall not have redeemed the full number of shares of Preferred Stock required to be redeemed pursuant to this Section 4.1, no Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Parity Stock) by the Company (except by conversion into or in exchange for Junior Stock), unless, in the case of the mandatory redemption of, repurchase of, or fulfillment of a sinking fund obligation in respect of, any other series of Parity Stock, payments made in respect of the mandatory redemption of, repurchase of, or fulfillment of a sinking fund obligation in respect of, the Preferred Stock and all other series of Parity Stock then issued and outstanding and entitled to such mandatory payments are made pro rata, as nearly as practicable, so that the amounts of such payments made on the Preferred Stock and such other series of Parity Stock shall in all cases bear to each other the same ratio, as nearly as practicable, that such mandatory payments required to be made on the Preferred Stock and such other series of Parity Stock bear to each other. The redemption requirements provided hereby shall be continuous, so that if such requirements cannot be fully discharged, without further action by any holder of the Preferred Stock, funds legally available shall be applied therefor until such requirements are fulfilled.

         4.2 OPTIONAL REDEMPTION. From and after the Trigger Date, the Company, at its option, may redeem shares of Preferred Stock, in whole but not in part, at any time, at a redemption price per share equal to $100 plus the Deemed Arrearage Value; provided, that the Company may redeem the Preferred Stock in accordance with this Section 4.2 only if the Company simultaneously redeems the Series A Preferred Stock and the Series B Preferred Stock in whole. The redemption price shall be paid in cash.

         4.3 REDEMPTION MECHANICS.

             (a) At such time as the Company shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than five nor more than 10 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the redemption date;
(ii) the number of shares of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

             (b) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price plus the Deemed Arrearage Value to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid.

         4.4 STATUS OF PREFERRED STOCK AFTER REDEMPTION. Any shares of Preferred Stock that shall at any time have been redeemed or purchased by the Company shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

         4.5 RESTRICTIONS ON REDEMPTION. If any dividends on the Preferred Stock are in arrears, the Company shall not purchase or otherwise acquire any shares of Preferred Stock other than pursuant to this Section 4; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

         SECTION 5. LIQUIDATION. In the event of any complete liquidation, dissolution or winding- up of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock shall each be entitled to receive out of the assets of the Company legally available for distribution to its stockholders before any distribution shall be made to the holders of Junior Stock of the Company, for each share of Preferred Stock an amount equal to the Deemed Arrearage Value of such share plus $100.00. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds thereof, shall be insufficient to pay in full the preferential amounts as to which the Preferred Stock and any other series of Parity Stock would be entitled, then such assets or the proceeds thereof shall be distributed among holders of Preferred Stock and the holders of any Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         SECTION 6. VOTING RIGHTS OF PREFERRED STOCK.

         6.1 VOTE OF SERIES REQUIRED. So long as any shares of Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding at the time shall be necessary to permit, effect or validate

                  (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Stock or Parity Stock; and

                  (b) the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation which would adversely affect the voting powers, designations, preferences, redemption rights, and relative participating, optional or other rights and the qualifications, limitations or restrictions of the Preferred Stock.

         6.2 CONFLICTS. To the extent permitted by applicable law, in the event of any conflict or inconsistency between (i) any of the provisions of this
Section 6 or any other provision in this Certificate and (ii) the Certificate of Incorporation or the Bylaws of the Company, as may be amended from time to time, the terms of this Certificate shall supersede such conflicting or inconsistent provision and shall control.

         IN WITNESS WHEREOF, ENERGY PARTNERS, LTD. has caused its corporate seal to be hereunto affixed and this certificate to be executed this 16th day of November, 1999.


                                  ENERGY PARTNERS, LTD.



                                  By: /s/ RICHARD A. BACHMANN
                                     ------------------------------------------
                                      Richard A. Bachmann
                                      President and Chief Executive Officer